Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

March 10, 2010

BARCLAYS CAPITAL

REVERSE CONVERTIBLE NOTES

The highly dynamic environment of today’s financial markets creates new opportunities and challenges for investors. As a result, investors are looking for innovative ideas and creative solutions to mitigate risk and maximize return on their portfolios. A growing number of investors are seeking unique, sophisticated strategies that could help them meet their financial goals. There is an increasing need for efficient financial products that may allow investors to realize higher yields, reduce their risk exposure and achieve access to a wider range of asset classes, such as international equities, commodities, foreign currencies and various market indices. Due to this growing need, Structured Investments have become a key driver in today’s global markets.

Structured Investments may help investors meet their specific financial goals and provide greater diversification to their investment portfolios. Structured Investments encompass a variety of structures and terms. The most typical are Structured Notes which consist of a debt security linked to the performance of a reference asset (equity, basket of equities, equity index,

commodity, commodity index or foreign currency). Among the variety of structures available,

most aim to help investors to achieve the following primary objectives: minimize the loss of principal (e.g. Principal Protected Notes), generate higher yields (e.g. Reverse Convertible &

AutoCallable Notes) or participate in enhanced returns (e.g. SuperTrackSM Notes).

What is a Reverse Convertible Note and how does it work?

A Reverse Convertible Note is a structured investment that aims to provide exposure to a specific underlying security, while also providing a coupon. In its typical form, a Reverse

Convertible Note consists of a principal component linked to a performance component, typically equity.

Reverse Convertible Notes are issued by Barclays Bank PLC, and they are subject to the creditworthiness of the issuer.* The Notes may be linked to common stocks, American Depositary

Receipts (ADRs), baskets of stocks, stock market indices, commodities or other asset classes.

The primary feature of a Reverse Convertible Note is its enhanced yield. The Note is intended to pay a coupon that may be higher than the coupon the investor would receive on fixed income securities with comparable maturities. In addition to possibly providing a higher yield, a Reverse

Convertible Note provides a protection level that is intended to protect an investor’s principal from a predetermined percentage decrease in the value of the underlying asset.

The other notable feature of a Reverse Convertible Note is that the issuer, upon maturity, has the right to deliver the reference asset to the investor. This occurs if the reference asset of the Reverse

Convertible Note closes at a price below its protection level on any day throughout the life of the trade and at maturity the reference asset closes below its value on the initial valuation date. The delivered shares may have a lower market value at maturity than the full principal amount of the

Note. Therefore, in exchange for a higher coupon, the investor must be prepared to accept the risk of losing some or all of the principal amount of the Note payable at maturity.

Unlike an investment in the reference asset, the appreciation potential in Reverse Convertible

Notes is limited to the coupon amount. The investor will not participate in the gains on the reference asset.

* The Notes are not rated, but rely on the ratings of their issuer, Barclays Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the Notes. Any payment on the

Notes is subject to the creditworthiness of the issuer.

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How does a Reverse Convertible Note perform at maturity?

Asuming the Reverse Convertible Note is held to maturity, there are several possible scenarios that can occur, based on the performance of the reference asset. The following provides an overview of each of these possible scenarios:

Hypothetical Example

A Reverse Convertible Note linked to XYZ common stock with 20% downside protection and a

12% annual coupon (paid monthly). The initial share price of the reference shares, or the “strike price”, equals $20, and the principal amount invested is $1,000 (equivalent to 50 reference shares at $20 value).

Scenario 1*

The reference shares close above the initial share price on the final valuation date, and never close below the protection level on any day between the initial valuation date and the final valuation date, inclusive

Hypothetical Payoff Scenario

At maturity, the investor would receive the full principal amount, plus regular coupon payments throughout the life of the Note. The coupon payments follow terms and schedule agreed to in the pricing supplement filed with the SEC prior to the Note issuance date. The investor does not participate in the increase in the share price above the initial share price.

Hypothetical Example Scenario 1

The reference shares close at $25 on the final valuation date. At maturity, the investor would receive:

100% of the principal amount = $1,000

Twelve monthly coupon

payments (12% x $1000) = $120

TOTAL $1,120

(12.00% Return on the original investment)

This example is for illustrative purposes only and does

not constitute a guaranteed return or performance.

100%

80%

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

REVERSE CONVERTIBLE NOTES

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

Scenario 2*

The reference shares close below the initial share price on the final valuation date, but never close below the protection level on any day between the initial valuation date and the final valuation date, inclusive.

Hypothetical Payoff Scenario

At maturity, the investor would receive the full principal amount plus regular coupon payments throughout the life of the Note.

Hypothetical Example Scenario 2

The reference shares close at $18 on the final valuation date. At maturity, the investor would receive:

100% of the principal amount = $1,000

Twelve monthly coupon

payments (12% x $1000) = $120

TOTAL $1,120

(12.00% Return on the original investment)

This example is for illustrative purposes only

and does not constitute a guaranteed return or

performance.

Scenario 3*

The reference shares close above the initial share price on the final valuation date, and close below the protection level on one or more days between the initial valuation date and the final valuation date, inclusive.

Hypothetical Payoff Scenario

At maturity, the investor would receive the full principal amount plus regular coupon payments throughout the life of the Note. The coupon payments follow the payment terms and schedule agreed to in the pricing supplement filed with the SEC prior to the Note issuance date.

100%

80%

REVERSE CONVERTIBLE NOTES

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

Hypothetical Example Scenario 3

The reference shares close at $25 on the final

valuation date. At maturity, the investor would

receive:

100% of the principal amount = $1,000

Twelve monthly coupon

payments (12% X $1000) = $120

TOTAL $1,120

(12.00% Return on the original investment)

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

Scenario 4*

The reference shares close below the initial share price on the final valuation date, and close below the protection level on one or more days between the initial valuation date and the final valuation date, inclusive.

Hypothetical Payoff Scenario

At maturity, the investor does not receive the full principal amount. Instead, the investor would receive shares of the reference asset or the cash equivalent value (upon the issuer’s discretion).

In either case, the amount of principal received at maturity will be reduced by the percentage decrease in the reference shares, and will be determined by the following calculation:

Number of shares = Denomination / Strike Price

(Hypothetical Example: $1000 / $20 = 50 shares)

The investor would also receive regular coupon payments throughout the life of the Note. The coupon payment terms and schedule agreed to in the supplement with the SEC prior to the Note issuance date.

Hypothetical Example Scenario 4

The reference shares close at $17 on the final valuation date and close at $12 on one of the days between the initial and the final valuation dates.

100%

80%

REVERSE CONVERTIBLE NOTES

At maturity, the investor would receive:

Market value of the

50 linked shares (50 X $17) = $850

Twelve monthly coupon

payments (12% X $1000) = $120

TOTAL $970

(-3.00% Return on the original investment)

This example is for illustrative purposes only and

does not constitute a guaranteed return or performance.

100%

80%

A Hypothetical Example of a Reverse Convertible Note

Term 1 Year

Reference Share Common Stock of XYZ Corp

Principal Amount of Notes $1,000

Initial Share Price

of the Reference Share

$20

Number of Shares 50 = ($1,000 / $20)

Coupon Rate [12.00]% per annum, paid monthly in arrears

Downside Protection Price $16

([80]% of the Initial Share Price)

Payment at Maturity At maturity, each noteholder would receive either:

the full principal amount, if the reference shares never close• d below the protection price from the initial valuation date

to the final valuation date, or if the final price is equal to or higher than the initial price;

or

• the physical delivery amount (if the reference shares trade below the downside protection price and

at maturity have a final price less than the initial share

price)

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

REVERSE CONVERTIBLE NOTES

What are the Benefits and the Risks of a Reverse Convertible Note?

Benefits Typically higher coupons than traditional

fixed-income securities

• In a declining market, relatively high coupons may help to offset or minimize the losses associated with the decline of the reference asset

• Short maturity (typically 1 year or less)

Risks • No principal protection—possible loss of some or the entire principal amount of the original investment

• Any payment on the Notes is subject to the

creditworthiness of the issuer, Barclays Bank PLC

• Return limited to coupon—no participation in appreciation

of the reference asset

• Depending on the market conditions, the investor may

receive the reference asset (or its cash equivalent), rather than the principal return at maturity. The value of the asset delivered might be slightly or significantly lower than the

principal amount invested in the Notes

Additional Information

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in any note, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010,

and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC. and the related note offering. Buyers should rely upon the prospectus,

prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

REVERSE CONVERTIBLE NOTES

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Prospectus dated February  10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Alternatively, Barclays Capital Inc. or any agent or dealer participating in an offering will arrange to send you the prospectus, prospectus supplement, final pricing supplement (when completed) and any relevant free writing prospectus if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Certain Additional Risk Considerations

Market Risk:

The Notes are exposed to the same downside price risk as the reference asset if (i) the final price of the reference asset is lower than the initial price of the reference asset and (ii) between the initial valuation date and the final valuation date, inclusive, the closing price of the reference asset on any day is below the protection price, the investor could lose some or all of the invested principal. If the reference asset trades or closes near or below the protection price, we expect the market value of the Notes to decline to reflect a number of factors, including our right to potentially deliver at maturity a fixed amount of the reference asset to the investor with a market value less than 100% of the principal amount of the Notes. The Notes do not have the same price appreciation potential as the reference asset because, at maturity, even if the value of the reference asset has appreciated, the value of the Notes will not exceed their principal amount.

The investor should be willing to hold the Notes until maturity. If the investor sells the Notes before maturity, the investor may have to do so at a substantial discount from the issue price, and as a result, the investor may suffer substantial losses. The price, if any, at which the investor will be able to sell the Notes prior to maturity may be substantially less than the amount originally invested in the Notes, depending upon, the level, value or price of the reference asset at the time of the sale.

Credit of Issuer:

The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not,

either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes,

including any partial principal protection feature, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of

Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, the investor may not receive the amounts owed to them under the terms of the Notes.

Liquidity:

There may be little or no secondary market for the Notes. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do,

however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the Notes prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold the Notes to maturity.

Price Volatility:

Movements in the levels, values or prices of the reference assets or their respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic,

financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether their levels, values or prices of the reference assets will rise or fall during the term of the Notes. Changes in the levels, values or prices will determine the payment at maturity on the

Notes. Therefore, these changes may result in a loss of the invested principal. As the Notes are linked to reference assets that may be unpredictable and volatile, we cannot guarantee that these changes will be beneficial to the investor, and therefore the investor may receive less than the amount he or she initially invested in the Notes.

Earn Success with Barclays Capital

Barclays Capital’s Solution Sales team is dedicated to providing a suite of tailored and innovative solutions to a wide range of financial professionals. We provide opportunities for returns that benefit and make sense for our clients. We deliver practical solutions, including:

All Asset Classes and Structures • es Under One Roof SM

• Packaging complex ideas into simple and efficient publicly registered products

• Commitment to our clients: client service is the foundation for our success

REVERSE CONVERTIBLE NOTES

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved.

This document has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), for information purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays.

Any offer or sale of a specific issuance of notes will only be made pursuant to a pricing supplement or free writing prospectus, which would include more complete descriptions of the risks associated with such notes. Investors should carefully read the detailed explanations of risks related to such notes, together with other information, that would be contained in the relevant pricing supplement or free writing prospectus, including but not limited to information concerning the tax treatment of the investment, before investing in such warrants. Furthermore, you should read this document together with the prospectus and the prospectus supplement, which Barclays Bank PLC has filed with the U.S. Securities and

Exchange Commission (“SEC”) with respect to warrants, as described below. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement. We urge you to consult your investment, legal,

tax, accounting and other advisers before you invest in any warrants issued by Barclays Bank PLC.

Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or backtesting.

All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference asset, entity or index and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice.

Please be advised that any discussion of U.S. tax matters contained herein (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

“Barclays”, “Barclays Capital”, “SuperTrackSM” and “All Asset Classes and Structures Under One Roof SM” are servicemarks or trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

Barclays Capital – the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.);

Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP; Authorized and regulated by FSA and member of the London Stock Exchange.

© 2010, Barclays Bank PLC (All rights reserved).

REVERSE CONVERTIBLE NOTES

For more information please contact us at:

Phone: +1 877 538 0459

Email: BarclaysDirect@barclayscapital.com

or visit us at Barx-is.com